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                                                                      Exhibit 11

                        STATEMENT RE: EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                                                       1996        1995         1994
                                                                      ------      ------      -------
Average common shares outstanding ..............................       4,605       4,837        4,779
Net effect of incentive and non-qualified stock options based on
   the treasury stock method using the average market price ....         203         158          122
                                                                      ------      ------      -------

   Average commons shares and equivalents outstanding ..........       4,808       4,995        4,901
                                                                      ======      ======      =======


Income from continuing operations ..............................      $5,772      $4,734      $ 3,667
Loss on discontinued operations ................................        --          --         (1,286)
                                                                      ------      ------      -------

   Net income ..................................................      $5,772      $4,734      $ 2,381
                                                                      ======      ======      =======



Earnings (loss) per share:

   Income from continuing operations ...........................      $ 1.20      $  .95      $   .75
   Loss on discontinued operations .............................        --          --           (.26)
                                                                      ------      ------      -------

     Net income ................................................      $ 1.20      $  .95      $   .49
                                                                      ======      ======      =======
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